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                                Exhibit 24(b)(1)

Resolution of the Board of Directors of AUSA Establishing the Separate Account
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                                 CERTIFICATION



     I, Craig D. Vermie, being the duly constituted Vice President and Assistant Secretary of AUSA Life Insurance Company, Inc., a New York corporation, hereby certify that the following is a true and correct copy of a resolution adopted by the Board of Directors of said corporation by Written Consent dated October 24, 1994, and that said resolution is still in full force and effect:

     RESOLVED, that the officers of the Company be and they hereby are authorized to establish the "AUSA Series Life Account" for the purpose of selling variable life insurance policies, and the "AUSA Series Annuity Account B" for the purpose of selling variable annuity contracts.

     FURTHER RESOLVED, that the officers of this Company be and they hereby are authorized and instructed to take any and all actions necessary in order to carry out the powers hereby conferred, including but not limited to, the filing of any and all exemptive applications, registration statements and amendments thereto with the Securities and Exchange Commission, execution of any and all required underwriting agreements, state regulatory filings, Blue Sky filings, policy filings, and to execute any and all other documents that may be required by any Federal, state or local regulatory agency in order to operate the separate accounts.

     Dated at Cedar Rapids, Iowa, this 25th day of September, 1997.



                                      BY: /s/ Craig D. Vermie
                                          --------------------------------------
                                          Craig D. Vermie
                                          Vice President and Assistant Secretary